                                                                    EXHIBIT 8(c)

                                March 10, 1998


Allmerica Investment Trust (the "Trust")
440 Lincoln Street
Worcester, MA  01453

Dear Sirs:

Re: Delegation of Responsibilities as a Foreign Custody Manager with respect to Foreign Securities Depositories

Dear Sirs:

The purpose of this letter is to confirm the Trust's delegation to Allmerica Investment Management Company, Inc. ("AIMCO") of responsibilities as a Foreign Custody Manager with respect to Foreign Securities Depositories in accordance with the terms set forth herein and Rule 17f-5 of the Investment Company Act of 1940.

Delegation.
-----------

     a.  Delegation to AIMCO as Foreign Custody Manager. The Trust, by
         ----------------------------------------------
         resolution adopted by the Board of Trustees, hereby delegates to AIMCO, subject to paragraph (b) of the Rule, the responsibilities set forth in this letter as Foreign Custody Manager with respect to Foreign Securities Depositories.

     b.  Acceptance of Delegation. AIMCO hereby accepts such delegation as
         ------------------------
         Foreign Custody Manager with respect to the Trust. AIMCO shall have no Foreign Custody Manager responsibilities with respect to the Trust except those specified in this letter.

     c.  Withdrawal of Acceptance of Delegated Responsibilities. AIMCO may
         ------------------------------------------------------
         withdraw its acceptance of delegated responsibilities with respect to a Foreign Securities Depository upon written notice to the Trust. Thirty days (or such longer period as to which the parties agree in writing) after receipt of any such notice by the Trust, AIMCO shall have no further responsibility as Foreign Custody Manager with respect to the Foreign Securities Depository as to which AIMCO's acceptance of delegation is withdrawn.

     d.  Use of Foreign Securities Depositories. In connection with the
         --------------------------------------
         responsibilities delegated under this letter, AIMCO shall determine that assets of the Funds of the Trust to be held by Foreign Securities Depositories shall be subject to reasonable care based on the standards applicable to Foreign Securities Depositories in the market in which the assets will be held after considering all factors relevant to the safekeeping of such assets, including, without limitation, the following:

                (i) The Foreign Securities Depository's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

                (ii) Whether the Foreign Security Depository has the requisite financial strength to provide reasonable care for Fund assets;

                (iii) The Foreign Securities Depository's general reputation, standing, operating history and number of participants; and

                (iv) Whether the Fund will have jurisdiction over and be able to enforce judgments against the Foreign Securities Depository, such as by virtue of the existence of any offices of the Foreign Securities Depository in the United States or the Foreign Securities Depository's consent to service of process in the United States.

     e.  Evaluation of Contracts, Procedures. Whereas Rule 17f-5 provides that
         -----------------------------------
         the Funds' arrangements with Foreign Securities Depositories must be governed (1) by a written contract or (2) by such contracts, by the rules or established practices and procedures of the depository, or any combination of the foregoing ("procedures"), AIMCO shall determine that such contracts or procedures provide reasonable care for assets based on the standards applicable to Foreign Securities Depositories in the relevant market. In making this determination, AIMCO shall determine that such contracts or procedures include provisions that provide:

                (i) For indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract or procedures;

                (ii) That the Fund's assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the custodian/depository or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the custodian/depository arising under bankruptcy, insolvency, or similar laws;

                (iii) That beneficial ownership for the Fund's assets will be freely transferable without the payment of money or value other than for safe custody or administration;

                (iv) That adequate records will be maintained identifying the assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

                (v) That the Fund's independent public accountants will be given access to those records or confirmation of the contents of those records; and

                (vi) That the Fund will receive periodic reports with respect to the safekeeping of the Fund's assets, including, but not limited to, notification of any transfer to or from the Fund's account or a third party account containing assets held for the benefit of the Fund.

         In lieu of any or all such terms, a contract or procedures may contain other provisions which AIMCO determines will provide in their entirety, the same or a greater level of care and protection for the Funds' assets as the provisions specified above, in their entirety.

     f.  Monitoring Foreign Securities Depositories and Contracts. AIMCO shall
         --------------------------------------------------------
         establish a system to monitor the appropriateness of maintaining the Funds' assets with specified Foreign Securities Depositories under the standards set forth in paragraph d above and pursuant to contracts or procedures based on the standards set forth in paragraph e above.


As used herein, the term, "Foreign Securities Depository" shall mean a securities depository (as defined in subparagraph (a)(6) of Rule 17f-5) or clearing agency used in connection with foreign assets and with respect to which the Trust's custodian bank has not accepted the role of Foreign Custody Manager.

A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by the Trustees as Trustees or officer(s) as officers and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.


                                    Very truly yours,



                                    Allmerica Investment Management
                                    Company, Inc.


                                    By: /s/ Richard F. Betzler, Jr.
                                        ----------------------------------------
                                        Richard F. Betzler, Jr., Vice President
                                        ----------------------------------------
                                        Name, Title

Agreed as set forth above

Allmerica Investment Trust



By:  /s/ Thomas P. Cunningham
     -------------------------------------------------
     Thomas P. Cunningham, Vice President & Treasurer
     -------------------------------------------------
     Name, Title